EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1-A1 of our report dated April 15, 2021, relating to the consolidated financial statements of XLR Medical Corp (now known as Bloomios, Inc.) as of December 31, 2020 and 2019 and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

September 22, 2021